CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Form SB-2/A Amendment No. 2 of Cascade Energy, Inc. dated on or around June 30, 2006 of our reports on form 10-KSB/A for the year ended February 28, 2006 relating to the financial statements of Cascade Energy, Inc. which appear in such Form.

De Leon & Company, P.A.

Certified Public Accountants

Pembroke Pines, Florida

June 30, 2006